Eaton Vance Management
     24 Federal Street
     Boston, MA 02110
     (617) 482-8260


                                                        January 26, 1996


     Asian Small Companies Portfolio
     24 Federal Street
     Boston, MA 02110

     Ladies and Gentlemen:

              With respect to our purchase from you, at the purchase price of $100,000, of an interest (an "Initial Interest") in Asian Small Companies Portfolio (the "Portfolio"), we hereby advise you that we are purchasing such Initial Interest for investment purposes without any present intention of redeeming or reselling.

              The amount paid by the Portfolio on any withdrawal by us of any portion of such Initial Interest will be reduced by a portion of any unamortized organization expenses, determined by the proportion of the amount of such Initial Interest withdrawn to the aggregate Initial
     Interests of all holders of similar Initial Interests then outstanding after taking into account any prior withdrawals of any such Initial Interest.


                                                Very truly yours,

                                                EATON VANCE MANAGEMENT



                                                By   /s/ James L. O'Connor
                                                     -----------------------